Exhibit 10.18

August 26, 2013

Pamela J. Craig
Accenture plc
1 Grand Canal Square
Grand Canal Harbour
Dublin 2, Ireland

Dear Pam:

Your retirement from Accenture comes with much appreciation for the contributions to our growth and success during your 34-year career with Accenture (the “Company”). This letter describes certain terms of your retirement.

As is the case with all retirees, and except as otherwise provided in this letter, any benefits payable to you in connection with your retirement will be paid or made available in accordance with the applicable terms of the employee benefit plans of the Company in which you participate (as such plans may be amended or terminated from time to time).

1.    Resignation from Offices; Retirement. As previously announced, you stepped down as Chief Financial Officer on July 1, 2013 and will retire effective August 31, 2013 (the “Retirement Date”).

2.    Treatment of Outstanding Equity Awards. Following your retirement, your outstanding equity awards granted pursuant to the Company’s 2010 Share Incentive Plan will be treated as follows:

a.    2011-2013 Senior Officer Performance Equity Award Restricted Share Units. The Company has amended the terms of your 2011, 2012 and 2013 Senior Officer Performance Equity Award Agreements to provide that any service-based vesting conditions with respect to such awards will be deemed fully satisfied immediately prior to the Retirement Date, and you will receive the shares underlying such awards upon the regularly scheduled settlement dates for continuing employees subject to the terms of the applicable award agreements.

b.    2012 and 2013 Key Executive Performance-Based Award Restricted Share Units. The Company has amended the terms of your 2012 and 2013 Key Executive Performance Based Award Agreements to provide that any service-based vesting conditions with respect to such awards will be deemed fully satisfied immediately prior to the Retirement Date, but any performance-based vesting conditions with respect to such awards will continue to apply following your retirement such that you will be eligible to receive shares, if any, that are earned in respect of your Key Executive Performance-Based Award Restricted Share Units upon the regularly scheduled settlement dates for continuing employees subject to the terms of the applicable award agreements.

c.    Other Outstanding Equity Awards. Except as otherwise provided in this Paragraph 2, the terms and conditions applicable to your outstanding equity awards will be governed pursuant to the applicable award agreements, and such awards will either become vested or forfeited (and/or remain exercisable or lapse, in the case of stock option awards) in accordance with such award agreements. For the avoidance of doubt, your unvested matching awards under the Company’s Voluntary Equity Investment Program will be forfeited in accordance with their terms upon the Retirement Date.

3.    Payment of 2013 Annual Bonus. You will remain eligible to receive your regular annual cash bonus (to the extent earned) in respect of the Company’s 2013 fiscal year, with such bonus amount to be determined in accordance with your performance and payable at the same time when bonuses are determined and paid to the Company’s other Accenture Leaders in the ordinary course.

4.    Payment in Lieu of 2014 Equity Grants. In recognition of your performance and services for the Company during its 2013 fiscal year, the Company will pay you an equivalent cash amount (the “2014 Cash Payment”) in lieu of receiving regular 2014 equity grants under the Company’s Senior Officer Performance Equity Program and Leadership Performance Equity Program (the “2014 RSU Grants”). The 2014 Cash Payment will be determined and paid to you at the same time when the 2014 RSU Grants would have been determined and granted to you in the ordinary course if you had remained employed through such dates (with such determination to be made in October 2013, and payment currently anticipated to be made in January 2014); provided that in the event that the Company reasonably determines that you have not complied with the restrictive covenants applicable to you under your equity award agreements or employment agreements with the Company and its affiliates, as may be amended or modified from time to time, the Company will be relieved of its obligation to make the 2014 Cash Payment and, to the extent that such amount has already been paid to you, you will be required to promptly repay such 2014 Cash Payment to the Company.

5.    Office Space. The Company will provide you with a furnished office and administrative support following your Retirement Date until December 31, 2013.

6.    Tax Withholdings. All of the payments and benefits described in this letter agreement will be subject to applicable tax withholdings. The Company may require you to remit amounts necessary to satisfy any such tax withholding obligations, or may otherwise withhold against amounts otherwise payable to you to satisfy such obligations.

We thank you again for your service to the Company and wish you the very best in the future.

Sincerely,

ACCENTURE PLC

By: /s/ Jill B. Smart
     Jill B. Smart
     Chief Human Resources Officer

Accepted and Agreed:

/s/ Pamela J. Craig
Pamela J. Craig